INTELLECTUAL PROPERY ACQUISITION

OPTION AGREEMENT

This AGREEMENT dated as of November 23, 2010 (this “Agreement”) by and between East Morgan Holdings, Inc. with its principal offices located at 3100 northeast 48th Street, Suite 917, Fort Lauderdale, Florida 33308 (“EMHI”), and Solucorp Industries Ltd., a Yukon corporation with an office located at 100 Dutch Hill Road, Orangeburg, New York 10962 (“SOLUCORP”).

WITNESSETH

WHEREAS, SOLUCORP is the owner of patented processes and various other patented products to remediate hazardous, heavy metal contaminated soils, sludges and ashes (hereinafter “MBS”) and various other proprietary products, which prevent pollution from heavy metal contamination:

WHEREAS, EMHI is a Delaware company and for the purposes of the Agreement includes investors in EMHI who are interested in entering into the energy business and interested in acquiring all of Solucorp’s intellectual property, patents and business as it relates to the energy industry;

WHEREAS, SOLUCORP is interested in entering into this Agreement with EMHI for the purpose on increasing its revenues within the Energy market.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and for the good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Cooperation – SOLUCORP will cooperate with EMHI to provide data and support in the development of EMHI’s business.

SECTION 2. Support

(a)
AOLUCORP Support – At all times during the term of this Agreement, SOLUCORP will provide reasonable technical and marketing support, as limited to SOLUCORP’s capabilities, to EMHI. Upon EMHI’s request, SOLUCORP shall, within reason, promptly make available such of its officers and personal so as to enable EMHI to perform it obligations set forth in this agreement.

SECTION 3. Business Terms-

•
EMHI will pay SOLUCORP the sum of $25,000,000.00 (Twenty Five Million) in cash as follows: $1,500,000.00 (One Million five hundred thousand Dollars) acknowledged as received upon signing of this agreement and $1,425,000.00 (One Million four hundred twenty five thousand Dollars) to be paid within 360 days and another $1,425,000.00 (One Million four hundred twenty five thousand Dollars) to be paid within 180 days of previous payment. Additionally, EMHI also agrees to pay $675,000 to Gemini Master Fund to release all liens on the assets and intellectual property rights held by Gemini pursuant to a previous loan agreement between Gemini and Solucorp. Solucorp acknowledges that such payment has been made as part of the Agreement. The balance of $19,975,000 (Nineteen Million nine hundred seventy five thousand)to be paid from 10% of EMHI’s revenues as earned, payable on a quarterly basis or #1,000,000 annually, whichever amount is greater. The value of the intellectual property is based upon the cost of development of patented technology and know-how and the size of the energy market. Both Parties agree that an independent valuation will be made to verify the value of the transaction. In the event there is a mutual difference between the purchase price and the independent evaluation, the Parties agree that a commercially reasonable adjustment to purchase price shall be made.

•	Notwithstanding the above EMHI will pay Solucorp a royalty equally to 5% of its gross profit which is equal to gross sales minus cost of goods sold, commencing on July 1, 2012.

•	EMHI agrees to issue 8 million preferred non-voting shares to Solucorp or their assignees pursuant to contractual agreements previously entered into by Solucorp.

•
EMHI Agrees that approximately 75% of its common share, which will be subject to a shareholder distribution agreement to be approved by Solucorp who will act on behalf of its shareholders, will be issued to Solucorp as further consideration of this agreement. Solucorp agrees that upon receipt of these shares the share will be held in escrow until distributed directly to Solucorp shareholders. To avoid a “control situation”’ Solucorp further agrees that it relinquishes all rights to vote these shares “prior to” distribution to its shareholders. This distribution will take place no later than 60 days from signing this agreement and/or upon completion of required documentation and regulatory approvals.

•
Solucorp will transfer all its intellectual property rights upon receipt of the first $5 million dollars. Until such time, EMHI shall have exclusively all rights associated with the ownership of Solucorp’s Energy related products which includes Power Plant Emission Control Technology, Power Plant Ash Remediation Technology, which also remediates heavy metals in waste water, radioactive energy related technology, and solar energy technology and all proprietary rights, patents, know-how and contracts in existence or pending.

•	Solucorp will perfect a lien on all intellectual property until the entire $25,000,000 has been paid.

•
Failure to make the initial $5 million in payments referenced above will result in a penalty of 5%of the payment amount due on the $5 million balance each 30 days such payment is delinquent. In the event the entire principal amount due including all accrued penalties are not paid within an additional 180 days, all ownership rights shall be forfeited all all monies paid shall remain the property of Solucorp free on any lien or encumbrance.

•	EMHI agrees to exclusively purchase MBS Reagents from Solucorp at cost plus 25%.

SECTION 4. Use of Process – Except as otherwise provided in this Agreement, this Agreement shall only pertain to Solucorp’s energy related products.

SECTION 5. Confidentiality and Other Matters – The parties acknowledge that in order to further the purpose of this Agreement , the parties will refer to the executed non-disclosure agreement.

SECTION 6. Governing Law, Severability

(a)	Should any provision of this Agreement be determined to be unenforceable or prohibited by any applicable law, the remained of this Agreement will continue in full force and effect.

(b)	If any part of this Agreement should be disputed in a court of law, the parties agree that the proper venue will be the State of New York, United States of America.

(c)
All issues related to standard “due diligence” criteria necessary for both parties’ Board of Directors to make a reasonable business decision to complete the formal final agreement have been completed in accordance with corporate law of each respective party.

SECTION 7. Expenses – During the term of this Agreement, each party hereto woll assume and pay all expenses of their respective business operations, including, without limitation, any and all costs and expenses related to their respective telephone, automobiles gasoline costs, postage, wages, taxes, social security taxes, unemployment and disability benefits, workman’s compensation, etc.

SECTION 8. Relationships – This Agreement, except as otherwise provided herein or as may be authorized in writing by both parties does not constitute any partnership or any other intimate type relationship between the parties other than purchaser and seller.

SECTION 9. Assignment. Except as otherwise provided herein, this Agreement may not be assigned by the parties hereto.

SECTION 10. Default. Each party hereto shall have the right to correct a default in the performance of such party’s obligations hereunder within thirty (30) days upon receiving notice by certified mail to the appropriate address of the defaulting party. Default must be cured pursuant to the terms set forth in Section 3.

SECTION 11. Agreement. This Agreement constitutes the Agreement between the parties hereto and supersedes and cancels any and all previous contracts, agreement and understandings, and this Agreement may be altered only by written instrument duly executed by both parties hereto. This Agreement is subject to the approval of all regulatory authorities.

EMHI hereby agrees to file a registration Statement on Form S-1 within thirty (30) days of execution of the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorixed officers as of the date first written above.

SOLUCORP INDUSTRIES LTD.

Joseph Kemprowski	James Ryan
Witness	President

EAST MORGAN HOLDINGS, INC.

Richard Greene	Richard Runco
Witness	President